CERTIFICATE OF DESIGNATION

                               of

                  SERIES D JUNIOR PARTICIPATING
                   CONVERTIBLE PREFERRED STOCK

                               of

                      METRIS COMPANIES INC.


     Pursuant to Section 151 of the General Corporation Law
                    of the State of Delaware


     Metris Companies Inc., a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in its Certificate of Incorporation, as amended, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors (the "Board of Directors") has adopted the following resolution creating a series of its Preferred Stock, par value $.01 per share, designated as Series D Junior Participating Preferred
Stock:

     RESOLVED, that a series of authorized Preferred Stock, par value $.01 per share, of the Corporation be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

     Section 1.     Designation and Amount.

               (a)  The shares of such series shall be
designated, as the "Series D Junior Participating Preferred Stock" (the "Series D Preferred Stock") and the number of shares constituting such series shall be 100,000 shares of Series D Preferred Stock. Section 6 below contains the definitions of certain defined terms used herein.

               (b)  The Series D Preferred Stock shall be
identical in all respects to the Common Stock of the Company except as otherwise provided in this Certificate of Designation.

     Section 2. Dividends and Distributions. In case the Corporation or any Subsidiary of the Corporation shall at any time or from time to time declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of stock or other securities or property or rights or warrants to subscribe for securities of the Corporation or any of its Subsidiaries) by way of dividend or spin off on the Common Stock, then and in each such case, the holders of shares of Series D Preferred Stock shall be entitled to receive from the Corporation, with respect to each share of Series D Preferred Stock held, the same dividend or distribution received by the holders of Common Stock with respect to each share of Common Stock held by them; provided, however, that if any dividend or other distribution includes securities of the Corporation which could entitle the holder thereof to vote on any matters acted upon by the stockholders of the Corporation, the Corporation shall instead distribute to the holders of Series D Preferred Stock similar securities identical in all respects, except that such similar securities shall not permit the holders thereof to vote on any matters acted upon by the stockholders of the Corporation and shall be a convertible, on the same basis as shares of Series D Preferred Stock are convertible into shares of Common Stock, into shares of the securities distributed or paid to the holders of Common Stock. Any such dividend or distribution shall be declared, ordered, paid or made on the Series D Preferred Stock at the same time as such dividend or distribution is declared, ordered, paid or made on the Common Stock.

     Section 3. Voting Rights. Except as required by law, the holders of shares of Series D Preferred Stock shall have no voting rights and their consent shall not be required for the taking of any corporation action.

     Section 4.     Liquidation, Dissolution or Winding Up.
If the Corporation shall adopt a plan of liquidation or of dissolution, or commence a voluntary case under the Federal bankruptcy laws or any other applicable state or Federal bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in any involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 90 consecutive days and on account of such event the Corporation shall liquidate, dissolve or wind up, or upon any other liquidation, dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of Common Stock, unless prior thereto, the holders of shares of Series D Preferred Stock shall have received in cash $.01 per share (the "Series D Liquidation Preference") and then, after payment of the Series D Liquidation Preference to the holders of Series D Preferred Stock, payments shall be made ratably on the Series D Preferred Stock and Common Stock in proportion to the total number of shares of Common Stock such holders would own if all shares of Series D Preferred Stock were converted to Common Stock and the Maximum Percentage were 100%. For the purposes of this Section 4, the voluntary sale, conveyance, exchange or transfer of all or substantially all of the property or assets of the Corporation or the consolidation or merger of the Corporation with or into one or more other corporations shall not be deemed to be a liquidation, winding-up or dissolution of the Corporation.

     Section 5.     Conversion.

               (a) Each share of Series D Preferred Stock shall automatically convert into shares of Common Stock at the time such conversion is not prohibited by the restrictions contained in paragraph 5(b), on the terms and conditions set forth in this
Section 5. Subject to the provisions for adjustment hereinafter set forth, each share of Series D Preferred Stock shall be convertible into one share of Common Stock. In case the Corporation shall at any time or from time to time while a share of Series D Preferred Stock is outstanding, effect a subdivision, combination, consolidation or reclassification of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, then, and in each such case, the Corporation shall also effect a subdivision, combination, consolidation or reclassification of the outstanding shares of Series D Preferred Stock into a greater or lesser number of shares of Series D Preferred Stock in the same manner as was applied to the Common Stock.

               (b) Notwithstanding any other provision contained in this Section 5 to the contrary, no shares of Series D Preferred Stock may be converted into Common Stock unless, after giving effect to such conversion, the holder thereof, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act to which such holder belongs, shall not beneficially own (determined pursuant to Rule 13d-3 and 13d-5 under the Exchange Act, except that such holder and any such group shall be deemed to beneficially own all shares that such holder or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise) a number of shares of Common Stock which represents greater than the Maximum Percentage of the voting power represented by the shares of the Corporation entitled to vote with the Common Stock at all meetings of the stockholders of the Corporation.

     Section 6. Definitions. For purposes of the Certificate of Designation of Series D Junior Participating Preferred Stock which embodies this resolution:

     "Indenture" means that certain indenture dated as of November 7, 1997, among Metris Companies Inc., as Issuer, the
Guarantors named therein and the First National Bank of Chicago, as Trustee.

     "Maximum Percentage" shall mean (a) for a period ending on the later to occur of (i) December 31, 2000 or (ii) the date upon which the all of the 10% Senior Notes due 2004 no longer remain outstanding under the Indenture, 34.9% and (b) thereafter, 100%.

     "Securities Purchase Agreement" shall mean that certain
Securities Purchase Agreement, dated as of November 13, 1998, by and among the Corporation and certain purchasers of the Securities referred to therein.

     Section 7. Rank. The Series D Preferred Stock shall rank, with respect to rights upon liquidation, winding up and dissolution, prior to the Common Stock and junior to all classes and series of the Corporation's preferred stock authorized or outstanding on the date of the closing of the Securities Purchase Agreement.


          [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Series D Junior Participating Convertible Preferred Stock to be duly executed by its President and attested to by its Secretary and has caused its corporate seal to be affixed hereto, this 9th day of December, 1998.

                         METRIS COMPANIES INC.



                         By:/s/ Ronald N. Zebeck
                                President

ATTEST:



By:/s/ Z. Jill Barclift
       Secretary